CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Statement of Additional Information constituting part of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A of Newbury Street Trust : Prime Fund and Treasury Fund, of our report dated December 2, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Prime Fund and Treasury Fund.
We further consent to the reference to our Firm under the heading "Auditors" in the Statement of Additional Information in Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A of Newbury Street Trust on behalf of Prime Fund and Treasury Fund.

/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Dallas, Texas
September 25, 1997